EXHIBIT 4.12

AMENDMENT NO. 1 TO
sECOND AMENDED AND RESTATED INDENTURE

THIS AMENDMENT NO. 1, dated as of July 24, 2019 (the “Amendment”), is made to amend the Second Amended and Restated Indenture, dated as of August 31, 2017 (the “Indenture”), between TEXTAINER MARINE CONTAINERS II LIMITED, a company organized under the laws of Bermuda, as issuer (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture;

WHEREAS, the Issuer desires to amend the Indenture in order to modify one of the Early Amortization Events and to modify certain other provisions of the Indenture and the Indenture Trustee, at the direction of Noteholders representing in aggregate the Requisite Global Majority, has been directed to execute and deliver this Amendment;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Defined Terms

.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or, if not defined therein, in the Series 2012-1 Supplement.

Amendments to the Indenture

.  Pursuant to Section 1002 of the Indenture, the Indenture is amended as follows:

2.1The definition of “Eligible Container” appearing in Section 101 of the Indenture is amended as follows:

(a)Clauses (xxi) and (xxii) thereof are amended and restated in their entireties to read as follows:

“(xxi)Maximum Concentration for Single Lessee.  The sum of the Net Book Values of all Eligible Containers that are on Lease to any single lessee (or sublessee) and its Affiliates shall not exceed the percentage of the Aggregate Net Book Value set forth opposite the name of such lessee below:

Name of Lessee	Percentage

Mediterranean Shipping Company	30%
CMA CGM	25%
Evergreen	25%
Hapag-Lloyd	25%
Yang Ming	25%
Maersk	25%

COSCO	25%
All other lessees not mentioned above	15%

provided, however, that if two or more lessees shall engage in any transaction (whether through merger, consolidation, stock sale, asset sale or otherwise) pursuant to which a lessee shall become the owner of, or interest holder in, any other lessee’s leasehold interests in one or more Managed Containers and the effect of such transaction is to cause a breach of the applicable foregoing percentage threshold, then the applicable foregoing percentage threshold shall on the effective date of such transaction be increased with respect to such acquiring or, in the case of a merger, surviving lessee to a percentage equal the greater of (i) the sum of the applicable percentage limitations for the transacting lessees as set forth above, and (ii) a fraction (expressed as a percentage) (x) the numerator of which shall equal the sum of the Net Book Values of all Managed Containers on lease to such transacting lessees immediately prior to such transaction and (y) the denominator of which shall equal the then Aggregate Net Book Value and provided, further, that if an applicable percentage threshold has been raised by operation of the foregoing proviso, then any additional Managed Containers subsequently leased to the acquiring or surviving lessee, as the case may be, shall not be considered Eligible Containers until such time as the sum of the Net Book Values of all Managed Containers then on lease to such acquiring or surviving lessee (stated as a percentage of the Aggregate Net Book Value) does not exceed the original percentage limitation applicable to such acquiring or surviving lessee;

(xxii)Maximum Concentration of Top Three Lessees.  The sum of the Net Book Values of all Eligible Containers that are on Lease to the three (3) largest lessees (or sublessees), calculated based on the Net Book Value of Managed Containers on lease to such Person, shall not exceed 60% of the Aggregate Net Book Value;

provided, however, that if two or more lessees shall engage in any transaction (whether through merger, consolidation, stock sale, asset sale or otherwise) pursuant to which a lessee shall become the owner of, or interest holder in, any other lessee's leasehold interests in one or more Managed Containers and the effect of such transaction is to cause a breach of the foregoing percentage threshold, then the foregoing percentage threshold shall on the effective date of such transaction be increased to an amount equal to a fraction (expressed as a percentage) (x) the numerator of which shall equal the sum of (A) the sum of the Net Book Values of all Managed Containers on lease to such transacting lessees immediately prior to such transaction, and (B) the sum of the Net Book Values of all Managed Containers then on lease to the two other lessees having the most Managed Containers then on lease with the Issuer (measured by Net Book Value) and (y) the denominator of which shall equal the then Aggregate Net Book

Value and provided further that, if the foregoing limitation has been increased above sixty percent (60%) by operation of the above proviso, then any additional Managed Containers subsequently leased to any of such three lessees shall not be considered Eligible Containers until such time as the sum of the Net Book Values of all Managed Containers then on lease to such three lessees does not exceed an amount equal to sixty percent (60%) of the then Aggregate Net Book Value;”

(b)A new clause (xxvi) is added thereto, to read as follows:

“(xxvi)Cash on Cash Return.  If such Managed Container is on lease on the date on which such Managed Container is acquired by the Issuer (whether by purchase or capital contribution), the Cash on Cash Return to the Issuer on such initial lease is nine percent (9%) or higher.  This clause (xxvi) is only applicable for the term of such initial Lease.”

2.2The definition of “DSCR Covered Principal Payment” in Section 101 is amended and restated in its entirety to read as follows:

“DSCR Covered Principal Payment:  For any Payment Date, the amount set forth in either clause (A) or (B):

(A)prior to the Conversion Date, an amount equal to the product of (i) the Aggregate Principal Balance (calculated as of the close of business on the last day of the immediately preceding calendar month) and (ii) a fraction (specified as a percentage) the numerator of which is the DSCR Calculation Factor then in effect, and the denominator of which is twelve (12); or

(B)on or after the Conversion Date, an amount equal to the sum of the Minimum Principal Payment Amount for such Payment Date, the Scheduled Principal Payment Amount for such Payment Date and the Supplemental Principal Payment Amount for such Payment Date.”

2.3The following definition of “DSCR Calculation Factor” is added to Section 101 of the Indenture in the appropriate alphabetical order:

“DSCR Calculation Factor”:  For purposes of calculations the DSCR Covered Principal Payment for inclusion in the calculation of the Debt Service Coverage Ratio for any Payment Date, one of the following factors based on the Weighted Average Age of the entire fleet of Managed Containers, as such Weighted Average Age is reported in the Manager Report delivered for such Payment Date:

Weighted Average Age	DSCR Calculation Factor

< 3 years	5%
≥ 3 but < 7 years	7%

≥ 7 years	9%”

2.4The definition of “Lessee Transaction Event” is added to Section 101 of the Indenture in appropriate alphabetical order:

“Lessee Transaction Event”:  All of the following events or conditions shall occur or exist on a Payment Date: (i) two or more lessees shall have engage in any transaction (whether a merger, consolidation, stock sale, asset sale or otherwise) (a “Transaction”) pursuant to which a lessee shall become the owner of, or interest holder in, any other lessee’s leasehold interests in Managed Containers, (ii) the concentration limit percentage for the acquiring or surviving lessee in such Transaction has been automatically increased pursuant to the proviso in clauses (xxi) and/or (xxii) of the definition of “Eligible Container”, and (iii) on the seventh Payment Date after the occurrence of such Transaction or any Payment Date thereafter, the Issuer has not reduced the percentage concentration of Managed Containers on lease to the acquiring or surviving lessee to the concentration limit in effect for such acquiring or surviving lessee immediately prior to the Transaction (or such other percentage as has been approved by the Requisite Global Majority).

If a Lessee Transaction Event has occurred, such condition will continue until the earlier to occur of (i) the date on which such condition is waived by the Requisite Global Majority and (ii) the first date of which a subsequent Manager Report indicates that the concentration limit in effect for such acquiring or surviving lessee immediately prior to the Transaction (or such other percentage as has been approved by the Requisite Global Majority) has been achieved, which cure shall be effective immediately upon delivery of such Manager Report.

2.5The first paragraph of the definition of “Residual Cash Sweep” in Section 101 is amended and restated in its entirety to read as follows:

“Residual Cash Sweep”:  The condition that will exist on a Payment Date if the most recently delivered Manager Report indicates that the average sales proceeds of all Managed Containers (regardless of type) for the most recently concluded six (6) month period is less than $550 per CEU.

2.6A new Section 106 is added thereto, to read as follows:

“Section 106.Changes in GAAP.

Subject to the last sentence hereof, if at any time any change in GAAP (including the adoption of IFRS, if applicable) would affect the computation of any financial ratio or requirement set forth in any Related Document, and Issuer shall so request, Issuer and Administrative Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, subject to the consent of the Requisite Global Majority; provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Issuer shall provide to each party entitled thereto under the applicable Related Documents such financial statements and other documents required thereunder or as reasonably requested by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, if any Related Document expressly sets forth any provision related to changes in GAAP, such provision (rather than this Section 106) shall control.”

2.7Clause (15) of Part (I) of Section 302(c) of the Indenture is amended to read as follows:

“(15)If a DSCR Sweep Event, Lessee Transaction Event and/or a Residual Cash Sweep has occurred and is then continuing, to the Series Account for each Series of Notes then Outstanding, on a pro rata basis (based on the then unpaid principal balance of all Series of Notes then Outstanding), all remaining Available Distribution Amount until the unpaid principal balances of all Series of Notes then Outstanding have been paid in full;”

2.8Section 606(a)(viii) is amended and restated to read in its entirety as follows:

“(viii)sales to a Special Purpose Entity, of one or more Managed Containers and related assets, so long as (x) if the Conversion Date has occurred, (A) the Effective Advance Rate will not increase from the Effective Advance Rate in effect prior to such sale, and (B) the cash portion of the sales proceeds realized by the Issuer from such sale of Managed Containers shall be not less than the product of (i) the Advance Rate then in effect and (ii) the sum of the then Net Book Values of the sold Managed Containers, (y) none of an Early Amortization Event, Asset Base Deficiency (calculated after giving effect to the application of the Sale Proceeds from such sale) or an Event of Default is then continuing or would result from a sale of such Managed Containers, and (z) (i) the sales proceeds realized by the Issuer from such sale of Managed Containers shall equal or exceed an amount equal to the sum of the then Net Book Values of all such sold Managed Containers (provided that, (1) if the Conversion Date has not occurred and (2) such sales proceeds are comprised in whole or in part of Containers and related assets, such sales proceeds shall exceed or approximately equal such amount) and (ii) if such sales proceeds are comprised in whole or in part of Containers and related assets, for each Container on lease on the date on which acquired in such a transaction, the Cash on Cash Return to the Issuer on such lease is nine percent (9%) or higher.  For purposes of clarification, no true sale or nonconsolidation legal opinion shall be required with respect to any sale pursuant to this clause (viii); and”

2.9Section 631(b) is amended as follows:

(a)Section 631(b)(i) is amended and restated to read in its entirety as follows: “(i) [Reserved]”.

(b)Section 631(b)(ii)(B) is amended and restated to read as follows:

“(B)the most recently reported six month average sales price for all Managed Containers (regardless of type) is less than $450 per CEU; or”

(c)Section 631(b)(ii)(C) is amended and restated to read as follows:

“(C)(1) the most recently reported six (6) month average sales price for all Managed Containers (regardless of type) is less than $550 per CEU (but more than $450 per CEU), and (2) the most recent three (3) month average sales price is less than the most recently reported six (6) month average sales price for all Managed Containers (regardless of type).”

2.10Section 1002 is amended as follows:

(a)Clause (i) in Section 1002(a) is amended to insert the following clause after the word “thereon” in the second line: “(except in the case of the Series 2012-1 Supplement, to amend the definition of LIBOR Rate in accordance with the terms of such Supplement)”.

(b)The proviso in the penultimate paragraph of Section 1002(a) is deleted.

2.11Exhibit B thereto is deleted and replaced with Exhibit B hereto.

Representations and Warranties

.

3.1The Issuer hereby confirms that, after giving effect to this Amendment, each of the representations and warranties set forth in the Indenture made by the Issuer are true and correct as of the date first written above with the same effect as though each had been made by such party as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates in which case they shall be true and correct as of such earlier dates.

3.2The Issuer hereby confirms that (i) each of the conditions precedent to the amendment to the Indenture have been, or contemporaneously with the execution of this Amendment will be, satisfied, (ii) the Indenture, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, and (iii) the security interest and liens created by the Indenture and the Series 2012-1 Supplement are hereby ratified and affirmed by the Issuer and remain in full force and effect.

3.3The Issuer represents and warrants that there are no Series Enhancers.

Effectiveness of Amendment

.

4.1Section 2 of this Amendment shall become effective on the date on which all of the following events or conditions shall have occurred or been satisfied:

(a)this Amendment has been executed and delivered by the Issuer and the Indenture Trustee;

(b)the Indenture Trustee shall have received (1) an Officer’s Certificate described in Section 1301 of the Indenture, and (2) an Opinion of Counsel described in Section 1003 of the Indenture;

(c)Amendment Number 1 to the Series 2012-1 Supplement shall be in full force and effect (subject to effectiveness of this Amendment);

(d)Amendment Number 1 to the Series 2012-1 Note Purchase Agreement shall be in full force and effect (subject to effectiveness of this Amendment);

(e)Amendment Number 1 to the Management Agreement shall be in full force and effect (subject to effectiveness of this Amendment); and

(f)The Issuer shall have paid or caused to be paid all fees and expenses of counsel to the Noteholders and the Indenture Trustee in connection with the preparation and negotiation of this Amendment.

4.2Upon satisfaction of the condition set forth in Section 4.1(a), this Amendment shall be binding upon and inure to the benefit of the parties hereto, all Noteholders and all of their respective successors and assigns.

4.3Upon the effectiveness of Section 2, (i) this Amendment shall become a part of the Indenture and (ii) each reference in the Indenture to “this Indenture”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to such Indenture, as amended or modified hereby.

4.4Except as expressly amended or modified hereby, the Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

Execution in Counterparts

.  This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

Governing Law; Jurisdiction; Waiver of Jury Trial

.

6.1THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICT OF LAW AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL

BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  IF ANY PROVISION OF THIS AMENDMENT IS DEEMED INVALID, IT SHALL NOT AFFECT THE BALANCE OF THIS AMENDMENT.  THIS AMENDMENT HAS BEEN DELIVERED IN THE LAWS OF THE STATE OF NEW YORK.

6.2ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY AND COUNTY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AMENDMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES NATIONAL CORPORATE RESEARCH LTD., HAVING AN ADDRESS AT 10 E. 40TH STREET, 10TH FLOOR, NEW YORK, NEW YORK 10016 ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICING OF LEGAL PROCESS, AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON.  THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THE INDENTURE, AS AMENDED BY THIS AMENDMENT, SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

6.3EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THE INDENTURE, AS AMENDED BY THIS AMENDMENT, OR ANY OTHER RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

PATRIOT ACT

.   The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Indenture Trustee in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Indenture Trustee. Each party hereby agrees that it shall provide the Indenture Trustee with such information as the Indenture Trustee may request that will help Indenture Trustee to identify and verify each party’s identity, including without limitation each party’s name, physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

EXHIBIT 4.12

[Signature pages follow]

Exhibit B-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

TEXTAINER MARINE CONTAINERS II LIMITED

/s/ Michael Harvey
Michael Harvey
Executive Vice President

Exhibit B-2

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee
By: /S/ Anthony Cubes
Name: Anthony Cubes
Title: Assistant Vice President

Exhibit B-3